                            EXHIBIT 2

                       MANAGEMENT AGREEMENT

     AGREEMENT dated as of September 27, 1995 by and between KIDSVIEW, INC., a New Jersey corporation with an office at One Kalisa Way, Paramus, New Jersey 07652 ("KVI"), and DIRECT CONNECT INTERNATIONAL INC., a Delaware corporation with offices at 700 Godwin Avenue, Midland Park, New Jersey 07432 ("DCI").


                       W I T N E S S E T H:

                      Preliminary Statement

     Pursuant to an agreement of even date herewith (the "Agreement"), KVI is concurrently herewith purchasing from DCI the Assets (as defined in the Agreement). DCI has heretofore conducted the business of dealing in and with the Assets (the "Business"). Amerawell Products Ltd. ("Amerawell") has acted as the sales and procurement subsidiary of DCI for Business under instructions from DCI, and from and after the date of this Management Agreement, Amerawell will act exclusively as the agent of KVI with respect to the Business in accordance with Section 1(b). Amerawell is a wholly owned subsidiary of DCI.

     Accordingly, in consideration of the foregoing and for other good and valuable consideration, the parties hereto hereby agree as follows:

     1. DCI will manage the Business subject to the supervision of KVI's chief executive officer and KVI's board of directors. DCI will make Peter Schneider and the other members of the DCI management team available to KVI for this purpose, and DCI will provide a level of support at least equal to the level of support provided to date to the Business.

          (a) As part of its services on behalf of KVI, DCI will employ Amerawell as KVI's exclusive Hong Kong agent with respect to the Business, and DCI shall not permit Amerawell to conduct any other business or to assume any other liabilities, except that Amerawell may on behalf of DCI continue to conduct the same business which it has heretofore conducted for DCI.

          (b) DCI's service will be provided from DCI's own facilities.

     2. The term of this agreement shall commence effective as of the date hereof and shall terminate on September 30, 1996.

          (a)  Notwithstanding the foregoing:

               (i) the term of this Agreement shall be automatically extended to September 30, 1997 if during the 12 months ending
September 30, 1996, both:

                    (A) the net sales of KVI are at least equal to $9,000,000 and

                    (B) the pre-tax earnings of KVI are at least equal to $585,000;

               (ii) if the term of this Agreement was extended under clause (i), the term of this Agreement shall be automatically further extended to September 30, 1998 if during the 12 months ending
September 30, 1997 both:

                    (A) the net sales of KVI are at least equal to $9,000,000 and

                    (B) the pre-tax earnings of KVI are at least equal to $585,000; and

             (iii) this Agreement shall terminate immediately should Peter Schneider no longer be employed by DCI, unless such termination shall be by reason of his death.

          (b) The determination of KVI's independent accountants shall be conclusive on the calculation of net sales and pre-tax earnings.

     3. DCI shall make available to KVI such office and telephone, secretarial and other administrative facilities as shall be requisite for the Business.

          (a) DCI shall itself pay all fixed charges of Amerawell which are allocable to DCI sales (based on the proportion which DCI sales are of total sales). Such fixed charges are set forth in a schedule hereto.

          (b) KVI will bear the variable charges of Amerawell which are set forth in a schedule hereto and which are directly related to the business of KVI. KVI shall also be responsible for costs of goods sold, and sales, marketing and advertising costs. Except to the extent that operating costs shall be reflected in the fees to DCI referred to in Section 4, KVI shall not bear any other costs or expenses of the Business, and all such other costs and expenses shall be borne by DCI.

     4. To cover operating costs of DCI and fixed charges payable to Amerawell, KVI shall pay to DCI a fee of $100,000 a month for the first five months after the date of this Agreement and a monthly fee thereafter equal to the lesser of $100,000 or DCI's documented operating costs in performing its services under this Agreement. For this purposes, operating costs of Amerawell shall be allocated between DCI and KVI based on the respective proportion of the sales conducted on their behalf by Amerawell. KVI shall be entitled to a $350,000 credit against the first amounts due under this Section commencing August 1, 1995. The application of such credit will on a dollar for dollar basis (applied first to interest and then to principal) reduce the amounts owing by DCI to Evolutions, Inc. ("Evo") under a note dated July 25, 1995. The balance of the fees will be paid by KVI as follows: $50,000 on November 15, 1995 and $100,000 on December 1, 1995.

          (a) DCI's current operating costs to the extent related to the operation of the Business are set forth in a schedule attached hereto. The prior written consent of KVI shall be required for each increase in any operating costs listed in the schedule. Without limiting the generality of the foregoing, the prior written consent of KVI shall be required for any increase in compensation to any employee or consultant, for the hiring or retention of any employee or consultant, and for any capital expenditure or commitment.

          (b) Reference is made to the Agreement for "Earn-Up Stock" which the corporate parent of KVI has agreed to issue to DCI as further compensation under this Agreement.

          (c) Further reference is made to the Agreement for the terms and conditions of loans by Evo to DCI to cover operating expenses not directly related to the operation of the Business.

     5. During and after the term of this Agreement, neither DCI nor any of its employees and agents shall directly or indirectly use any confidential information relating to KVI or disclose any such knowledge or information to any person, firm, corporation or other entity, for any reason or purpose other than in furtherance of KVI's purposes and other than as required by judicial process upon 10 days' notice to KVI. Upon the termination of DCI's engagement, irrespective of the time, manner, or reason of termination, DCI shall immediately surrender and deliver to KVI all of KVI's confidential information in tangible form, e.g., all originals and all copies of books, records, summaries, lists, and other tangible data, in every form and every kind, relating to KVI or its business other than to matters which in any way relate to the subject of this agreement.

     6.   This agreement may not be changed or terminated orally. All disputes shall be conclusively determined by the American Arbitration Association in New York City.

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date and year set forth above.

                         KIDSVIEW, INC.


                         By /s/ Michael Nafash


                         DIRECT CONNECT INTERNATIONAL INC.


                         By /s/ Joseph Salvani